Exhibit 99.1

Lakewood-Amedex Biotherapeutics Appoints Joseph Tucker, Ph.D., to Board of Directors

Appointment strengthens Board with seasoned public company biotech executive following recent Nasdaq direct listing

SARASOTA, Fla., April 28, 2026 – Lakewood-Amedex Biotherapeutics Inc., (NASDAQ: LABT), a clinical-stage biotechnology company advancing a novel class of potent, fast-acting, broad-spectrum antimicrobials for infectious diseases called the Bisphosphocin® class, today announced the appointment of Joseph Tucker, Ph.D., Chief Executive Officer of Enveric Biosciences (Nasdaq: ENVB), to its Board of Directors. Dr. Tucker’s appointment follows Lakewood-Amedex Biotherapeutics’ recent direct listing on Nasdaq and represents a key step in strengthening the Company’s governance and strategic capabilities as it advances its growth strategy.

Dr. Tucker is a veteran biotechnology executive with more than two decades of leadership experience spanning public and private companies and discovery to late-stage drug development. He currently serves as Chief Executive Officer and Director of Enveric Biosciences, a biotechnology company focused on advancing a pipeline of next-generation neuroplastogenic small-molecule therapeutics designed to address neuropsychiatric and neurological disorders.

“Joe brings a rare combination of public company leadership, capital markets expertise, and deep drug development experience,” said Kelvin Cooper, Ph.D., Chief Executive Officer of Lakewood-Amedex Biotherapeutics. “His track record of building and advancing biotechnology companies, coupled with his experience navigating the public markets, makes him an ideal addition to our Board at this pivotal time. Following our recent Nasdaq direct listing, we are focused on accelerating our growth strategy, and Joe’s insights will be invaluable as we advance Nu-3 and expand our pipeline.”

Since assuming leadership of Enveric, Dr. Tucker has led multiple strategic financings and pipeline-building initiatives, including the advancement of its lead program, EB-003, towards an anticipated first-in-human clinical trial. Prior to Enveric, Dr. Tucker held Chief Executive Officer, Executive Chairman, and Director roles at several biotechnology companies, including Willow Biosciences and Stem Cell Therapeutics, where he led companies through public listings, mergers and acquisitions, and advanced clinical programs across multiple therapeutic areas. Over the course of his career, he has raised more than $100 million in capital, secured significant non-dilutive funding, and executed numerous partnerships and licensing transactions.

Dr. Tucker commented: “I am excited to join the Board of Lakewood-Amedex Biotherapeutics at such an important moment in the Company’s evolution. The recent Nasdaq listing positions the Company for its next phase of growth, and I am particularly encouraged by the potential of Nu-3 to address the urgent global challenge of antibiotic resistance. The opportunity to develop a novel therapy for infected diabetic foot ulcers, where there remains significant unmet medical need, is compelling, and I look forward to working with the team to help realize the full potential of the platform.”

About Lakewood-Amedex Biotherapeutics Inc.

Lakewood-Amedex Biotherapeutics Inc. (NASDAQ: LABT) is a clinical-stage biotechnology company developing a novel class of fast-acting, broad-spectrum antimicrobials – the Bisphosphocin® class - to treat infectious diseases and reduce the threat posed by antibiotic-resistant bacterial strains, including MRSA, VRE, and others. For more information, please visit https://lakewoodamedex.com.

About Nu-3

Nu-3 is Lakewood-Amedex Biotherapeutics Inc.’s lead product being developed for the topical treatment of mildly infected diabetic foot ulcers (iDFU). Nu-3 belongs to a novel class of antimicrobials being developed by Lakewood-Amedex Biotherapeutics Inc. called the Bisphosphocin® class, which possess a unique mechanism of action that enables rapid elimination of a broad spectrum of bacteria, including resistant pathogens and biofilms. Data from initial exploratory clinical trials with Nu-3 using subclinical doses did not reveal any safety signals and showed a trend of positive antimicrobial response and improved wound healing. Based on these results, the company plans to conduct an initial Phase 2a safety and dose response study of Nu-3 followed by a placebo-controlled Phase 2b dose comparative study. This study is also designed to determine the most appropriate administration regimen for Nu-3 gel formation in mildly infected diabetic foot ulcers.

Forward-Looking Statements

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intsend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause our Company’s actual results to differ materially from historical experience and our present expectations or projections.

Relying on such statements involves risk, uncertainty and assumptions. These statements are based on the current estimates and assumptions of the management of Lakewood-Amedex Biotherapeutics Inc. as of the date of this press release and are subject to uncertainty and changes. All statements obtained in this press release are made only as of the date of this press release and Lakewood-Amedex Biotherapeutics Inc. does not undertake any obligation to publicly update any forward-looking statements.

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